Exhibit 10
AMENDMENT NO. 1
     This Amendment No. 1 (this “Amendment”), dated as of September 30, 2008, is executed with reference to the Fifth Amended and Restated Loan Agreement (the “Loan Agreement”) among MGM MIRAGE, a Delaware corporation (“Borrower”), MGM Grand Detroit, LLC, a Delaware limited liability company (“Detroit”), as initial Co Borrower, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent. Borrower, Detroit and the Administrative Agent, acting on behalf of the Requisite Lenders under the Loan Agreement, hereby amend the Loan Agreement as follows:
     1. Defined Terms. Capitalized terms used in this Amendment are used with the meanings set forth for those terms in the Loan Agreement. In addition, the following terms have the meanings set forth after each:
     “CityCenter” means the development of that name currently under construction by a joint venture of subsidiaries of Borrower and Dubai World on an approximately 67 acre site on the Las Vegas Strip and further described in Borrower’s public filings with the Securities and Exchange Commission.
     2. Amendment to Cash Flow Calculation. The definition of “Cash Flow” is hereby amended to read in full as follows:
     “Cash Flow” means, for any period, and without duplication, the sum of (a) Borrower Group EBITDA for that period, plus (b) Other Available EBITDA for that period, plus (c) New Project Annualized EBITDA, provided that:
     (x) Cash Flow shall be adjusted on a pro forma basis (i) in the case of any Material Transaction which is a Disposition, to exclude for the entire period the results of operation of any Person or assets which are the subject of such Disposition, and (ii) in the case of any Material Transaction which is an Acquisition, to include for the entire period the results of operation of any Person or assets which are the subject of such Acquisition; and
     (y) Borrower Group EBITDA related to Borrower’s ownership interest in CityCenter and management fee income from CityCenter will be annualized in a manner consistent with New Project Annualized EBITDA, except that portion relating to income derived from the sales of condominium units shall not be annualized; and
     (z) not withstanding clause (y) above, Cash Flow shall in any event exclude any gains arising out of Dispositions (including without limitation gains on the sale of condominium units) to the extent that the net amount of such gains which would otherwise be included in Cash Flow for the relevant period exceeds $100,000,000.

     3. Pricing Amendments. The definitions of “Applicable Rates” and “Pricing Level” are hereby amended to read in full as follows, with effect as set forth in Section 4 of this Amendment:
     “Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Pricing Level on that date:

	LIBOR	Base Rate	Unused Fee	Standby Letter
Pricing Level	Margin	Margin	Rate	of Credit Fee
I	0.375%	0.000%	0.100%	0.375%
II	0.625%	0.000%	0.150%	0.625%
III	0.875%	0.000%	0.150%	0.875%
IV	1.000%	0.000%	0.200%	1.000%
V	1.250%	0.250%	0.200%	1.250%
VI	1.500%	0.500%	0.250%	1.500%
VII	1.750%	0.750%	0.250%	1.750%
VIII	2.000%	1.000%	0.300%	2.000%
     “Pricing Level” means, as of each date of determination, the pricing level set forth below opposite (a) the Applicable Total Leverage Ratio, or (b) at such times when the Debt Rating is Investment Grade or Superior Investment Grade, the Debt Rating, provided that if the Applicable Total Leverage Ratio and the Debt Rating are at different Pricing Levels, then the Pricing Level which yields the lowest LIBOR Margin shall apply:

Pricing Criteria
Pricing Level	Applicable Total Leverage Ratio	Debt Rating
I	Less than 3.50 to 1.00	Superior Investment Grade
II	Equal to or greater than 3.50 to 1.00 but less than 4.00 to 1.00	Investment Grade
III	Equal to or greater than 4.00 to 1.00 but less than 4.50 to 1.00	N/A
IV	Equal to or greater than 4.50 to 1.00 but less than 5.00 to 1.00	N/A
V	Equal to or greater than 5.00 to 1.00 but less than 5.50 to 1.00	N/A
VI	Equal to or greater than 5.50 to 1.00 but less than 6.00 to 1.00	N/A
VII	Equal to or greater than 6.00 to 1.00, but less than 6.75:1.00	N/A
VIII	Equal to or greater than 6.75:1.00	N/A

     4. Effective Date of Pricing Changes. Pricing Level VII shall become effective on September 30, 2008 and the applicable Pricing Level shall not in any event be reduced below Pricing Level VII prior to the delivery of the Compliance Certificate for the Fiscal Quarter ended December 31, 2008.
     5. Swing Line Interest — Amendment to Section 2.6(b). Borrower agrees that from and after the date of this Amendment, each of the Swing Line Lenders shall be entitled to the adjustment of the interest rates payable to it in respect of Swing Line Loans which are commensurately equal to the increases to the interest rates payable in respect of LIBOR Loans pursuant to Section 3 of this Amendment.
     6. Amendment to Secured Indebtedness Basket – Section 6.4(i). Section 6.4(i) of the Loan Agreement is hereby amended to read in full as follows:
     “(i) Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of Borrower and its Restricted Subsidiaries having an aggregate fair market value, as of the date of the incurrence of such Liens, which is not in excess of 5% of Consolidated Net Tangible Assets determined as of the then most recently ended Fiscal Quarter;”
     7. Amendment to Section 6.5 — Leverage Ratio.  Section 6.5 of the Loan Agreement is hereby amended to read in full as follows:
     “6.5 Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described below, to be greater than the ratio set forth below opposite that Fiscal Quarter:

Maximum Total
Leverage Ratio
Fiscal Quarter ending 9/30/08	6.50:1.00
Fiscal Quarters ending from 12/31/08 through 12/31/09	7.50:1.00
Fiscal Quarters ending from 3/31/10 through 6/30/10	7.00:1.00
Fiscal Quarters ending on 9/30/10 and 12/31/10	6.50:1.00
Later Fiscal Quarters	6.00:1.00.”
     8. Representations and Warranties. Borrower and Detroit represent and warrant to the Administrative Agent and the Lenders as follows:
          (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by the Loan Agreement or (ii) as disclosed by Borrower and the Co-Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 of the Loan Agreement (other than Sections 4.4(a), 4.6 and 4.16 thereof) are true and correct on and as of the date of the Amendment Effective Date as though made on that date;
          (b) no Default or Event of Default has occurred and remains continuing;
          (c) this Amendment has been duly authorized by Borrower and the Co-Borrower and constitutes their valid, binding and enforceable obligation in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
     9. Conditions. The effectiveness of this Amendment shall be subject to the following conditions precedent:
          (a) The Administrative Agent shall have received this Amendment executed by Borrower and Detroit;
          (b) The Administrative Agent shall have received a written consent hereto from Borrower’s Restricted Subsidiaries in the form of Exhibit A hereto;
          (c) The Administrative Agent shall have received written consent of the Requisite Lenders through their execution of consents substantially in the form of Exhibit B hereto; and
          (d) The payment of the fees contemplated by Section 10 of this Amendment.
     10. Certain Fees. Borrower agrees that it shall pay the following fees in connection with this Amendment:
          (a) arrangement fees in an amount set forth in a letter agreement with the Administrative Agent; and
          (b) to each Lender which has executed a Consent to this Amendment substantially in the form of Exhibit B, and delivered it to the Administrative Agent prior to 5:00 p.m. (Los Angeles local time) on September 24, 2008, an amendment fee in respect of its Revolving Commitments and Term Loans at the rate advised to the Lenders by the Administrative Agent (which amendment fee rate shall be equal for each Lender approving this Amendment).
     11. Compliance Certificate. The form of the Compliance Certificate is hereby amended to be as set forth on Exhibit C hereto.
     12. Confirmation. In all other respects, the terms of the Loan Agreement and the other Loan Documents are hereby confirmed.
     13. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     14. Loan Document. This Amendment is one of the Loan Documents, and the terms of Sections 11.17 (Governing Law) and 11.28 (Jury Trial Waiver) are incorporated herein as though set forth in full.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MGM MIRAGE, a Delaware corporation

By:	/s/ John M. McManus

	Name:	John M. McManus
	Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary

MGM GRAND DETROIT, LLC, a Delaware limited liability company

By:	MGM Grand Detroit, Inc., Managing Member

	By:	/s/ John M. McManus

Name: John M. McManus
Title: Assistant Secretary

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maurice Washington

	Name:	Maurice Washington
	Title:	Vice President